Exhibit 10.43

EXECUTION COPY

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT, dated as of February 12, 2007 (this “Amendment”), to the Amended and Restated Loan and Security Agreement, dated as of January 24, 2006 (the “Loan Agreement”), among AMERICAN RAILCAR INDUSTRIES, INC., a Delaware corporation, as successor-by-merger to American Railcar Industries, Inc., a Missouri corporation (the “Borrower”), each of the financial institutions identified as a Lender on Schedule 1 thereto (together with each of their respective direct or indirect successors and assigns, and collectively, the “Lenders”), and NORTH FORK BUSINESS CAPITAL CORPORATION, a New York corporation (“NFBC”), as agent for the Lenders (the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

W I T N E S S E T H :

WHEREAS, the Borrower, the Agent and the Lenders are parties to the Loan Agreement; and

WHEREAS, the parties wish to amend the Loan Agreement in connection with the Borrower’s proposed investment in a joint venture to build a railcar component manufacturing facility.

NOW, THEREFORE, the Borrower, the Lenders and the Agent agree as follows:

SECTION 1. Amendments to the Loan Agreement. Effective as of the date hereof, the Loan Agreement is amended as follows:

(a)	Section 1.1 is amended as follows:

(i)	The following new definitions are inserted in proper order:

“‘Blocked Account Notice’ has the meaning specified in Section 2.7.”

“‘Component Manufacturer” means a Person designated by the Borrower and acceptable to the Agent in its reasonable discretion, the equity ownership of which will be held by the Borrower (or a direct or indirect Subsidiary of the Borrower) and one or more other Persons.”

“‘Excess Availability’ means, on any date, the excess of (i) the lesser of (A) (I) the Borrowing Base plus (II) 80% of the cost of the Equipment financed with the proceeds of CapEx Loans (excluding the cost of any software, warranties or other intangible assets related thereto) and (B) (I) the Maximum Amount of the Facility minus (II) the aggregate amount of CapEx Loans that have been repaid, over (ii) the aggregate outstanding amount of such Loans.”

“‘Excess Availability Shortfall’ means, on any date, that Excess Availability on such date is less than $30,000,000 until Excess Availability is equal to or greater than $30,000,000 for any period of ninety consecutive days after such date.”

(ii)	the definition of “EBITDA” is amended by

(A) inserting “less (ix) net income (as that term is determined in accordance with GAAP) for such period derived from the Borrower’s ownership interest in the Component Manufacturer unless the Borrower is liable for, or any of the Borrower’s assets serves as security or otherwise provides support for, payment or performance of any of the Component Manufacturer’s Indebtedness, in which case a percentage of the Component Manufacturer’s net income equal to the percentage of the Component Manufacturer’s Indebtedness for which the Borrower is liable for, or for which any of the Borrower’s assets serves as security or otherwise provides support for, payment or performance of shall be included in EBITDA, it being understood that cash dividends and other cash distributions received by the Borrower on account of the Borrower’s direct or indirect ownership of the Component Manufacturer shall not be deducted under this clause (ix) except to the extent that the inclusion of any such distributions in EBITDA would be duplicative of the net income included in EBITDA as a result of the Borrower’s liability for, or the availability of the Borrower’s assets as security or other support for, the payment or performance of the Indebtedness of the Component Manufacturer,” immediately before “in each case”,

(B) replacing “or (viii)” with “, (viii) or (ix)”, and

(C) inserting the following sentence at the end of such definition: “EBITDA shall be calculated on a pro forma basis to give effect to any acquisition or disposition consummated during the applicable fiscal period of the Borrower ending on the last day of the fiscal quarter then most recently ended, as if such acquisition had been effected on the first day of such fiscal period and as if each such disposition had been consummated on the day prior to the first day of such fiscal period, provided that any changes to EBITDA that would result from this sentence shall be made if and to the extent that such changes are acceptable to the Agent in its sole discretion.”; and

(iii) the definition of “Indebtedness” is amended by (A) replacing “Borrower or its Subsidiaries” with “Borrower, any of its Subsidiaries or such other Person” in clause (iv) and (B) inserting at the end of such definition “and (C) Indebtedness shall not include Indebtedness of the Component Manufacturer for which the Borrower is not liable for payment or performance or with respect to which the Borrower’s assets are not encumbered or do not otherwise provide support for”;

(b) Section 7.1(k)(iii) is amended by inserting (i) “, if an Excess Availability Shortfall has occurred and is continuing or the Borrower has created, incurred or assumed any Indebtedness during such quarter” immediately before “a compliance certificate” and (ii) “, provided that, if an Excess Availability Shortfall occurs at any time during the subsequent fiscal quarter, the Borrower shall deliver to the Agent a Compliance Certificate with respect to such previous quarter within five Business Days of such occurrence” immediately after “end of such quarter”;

(c) Section 8.1 is amended by inserting “if an Excess Availability Shortfall (i) has occurred and is continuing as of such last day or (ii) occurs at any time during the subsequent calendar quarter” immediately after “1.0”;

(d) Section 8.2 is amended by inserting “if (x) an Excess Availability Shortfall (i) has occurred and is continuing as of such last day or (ii) occurs at any time during the subsequent calendar quarter or (y) the Borrower has created, incurred or assumed any Indebtedness during such quarter” immediately after “1.0”;

(e) Section 9.2(c) is amended by inserting (A) “as of the most recent quarter end” immediately after “giving effect to such action” and (B) “, in each case if an Excess Availability Shortfall has occurred and is continuing or would occur after giving effect to such action” immediately after “as the case may be”;

(f) Section 9.2(c)(F) is amended by inserting “, if an Excess Availability Shortfall has occurred and is continuing or would occur after giving effect to such loan or advance” immediately after “respectively”;

(g) Section 9.2(c)(H) is amended by inserting “, if an Excess Availability Shortfall has occurred and is continuing or would occur after giving effect to such payment, purchase, redemption, defeasance, retirement, acquisition or distribution” immediately after “respectively”;

(h) Section 9.2(c)(I) is amended by inserting “, if an Excess Availability Shortfall has occurred and is continuing or would occur after giving effect to such acquisition,” immediately after “on a pro forma basis”;

(i) Schedule 6.1(g) shall be automatically amended to include the Borrower’s ownership interests in the Component Manufacturer once sufficient information is available to describe such interests thereon; and

(j) Exhibit D is amended and restated in the form of Annex I hereto.

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective when, and only when, the Agent shall have received (a) payment of the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Agent in connection with this Amendment and (b) each of the following documents (collectively, the “Amendment Documents”), which documents shall be in form and substance satisfactory to the Agent and dated as of the date hereof or such other date as shall be acceptable to the Agent:

(i) a counterpart of this Amendment, duly executed by the Borrower and each Lender;

(ii) a copy of the resolutions of the Board of Directors (or similar evidence of authorization) of the Borrower authorizing the execution, delivery and performance of this Amendment and the other Amendment Documents to which the Borrower is a party and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the incumbency, names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other Amendment Documents to which the Borrower is a party; and

(iii) such other agreements, instruments, documents and evidence as the Agent deems necessary in its reasonable discretion in connection with the transactions contemplated hereby.

Notwithstanding the foregoing conditions, this Amendment shall become effective and the conditions set forth above shall be deemed to have been satisfied upon delivery to the Borrower by the Agent of a copy of this Amendment, fully executed by the Agent and the Lenders.

SECTION 3. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified, authorized to do business and in good standing in each jurisdiction in which it is presently engaged in business except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of this Amendment and the other Amendment Documents (i) are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, (ii) do not contravene (A) any of the Borrower’s Governing Documents, (B) any Requirement of Law or (C) any

contract of the Borrower listed as an exhibit to the Registration Statement or otherwise filed by the Borrower with the Securities and Exchange Commission and (iii) will not result in the imposition of any Lien upon any of its properties except in favor of the Agent.

(c) No consent, authorization or approval of, or filing with or other act by, any shareholders of the Borrower, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Amendment Document to which the Borrower is a party, the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following such consummation.

(d) This Amendment, the other Amendment Documents to which the Borrower is a party and the Loan Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) No judgments, orders, writs or decrees are outstanding against it, nor is there now pending or, to its knowledge, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, any of the other Amendment Documents to which the Borrower is a party, the Loan Agreement as amended hereby or the consummation of the transactions contemplated hereby or thereby.

(f) No Default or Event of Default has occurred and is continuing.

SECTION 4. Reference to and Effect on the Loan Agreement.

(a) On and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” and words of like import, and each reference in the other Loan Documents to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

(b) The Loan Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed by each of the parties hereto.

(c) Neither the Agent nor the Lenders shall be deemed to have waived any rights or remedies they may have under the Loan Agreement, any other Loan Document or applicable law.

(d) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment to any right, power or remedy of the Agent or the Lenders under any of the Loan Documents, or constitute a waiver of or an amendment to any provision of any of the Loan Documents.

SECTION 5. Costs and Expenses; Component Manufacturer Documents.

(a) The Borrower agrees to pay, on demand, all reasonable out-of-pocket costs and expenses incurred by the Agent and the Lenders in connection with the preparation, negotiation and execution of this Amendment and the other Amendment Documents (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders).

(b) The Borrower shall deliver to the Agent a certificate of the Secretary or an Assistant Secretary of the Component Manufacturer, or of any similar officer or person responsible for the records of the Component Manufacturer, attached to which shall be true and correct copies of (a) the Governing Documents of the Component Manufacturer and (b) a good standing certificate for the Component Manufacturer dated as of a recent date, in each case as soon as practicable after such documents are available.

SECTION 6. Counterparts; Telecopied Signatures. This Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

SECTION 7. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their proper and duly authorized officers as of the date first set forth above.

BORROWER

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ William P. Benac
Name: William P. Benac
Title: Sr. V.P., CFO and Treasurer

LENDERS

NORTH FORK BUSINESS CAPITAL CORPORATION

By:	/s/ Ari Kaplan
Name: Ari Kaplan
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:
Name:
Title:

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Mundelville
Name: Patrick Mundelville
Title: Sr. Vice President

CITIBANK, N.A.

By:	/s/ JaHan Wang
Name: JaHan Wang
Title: Vice President

AGENT

NORTH FORK BUSINESS CAPITAL CORPORATION

By:	/s/ Ari Kaplan
Name: Ari Kaplan
Title: Vice President

ANNEX I

EXHIBIT D

[Form of Compliance Certificate]